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                                     Exhibit (8)
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                         January 3, 1994


Board of Directors
Boatmen's Bancshares, Inc.
800 Market Street
St. Louis, Missouri 63102

Board of Directors
Boatmen's Oklahoma, Inc.
800 Market Street
St. Louis, Missouri 63102

Attention:  Gregory L. Curl, Executive Vice President

Board of Directors
Woodland Bancorp, Inc.
6701 S. Memorial Drive
Tulsa, Oklahoma  74133

Attention:  G. William Foster, President

     RE:  MERGER OF WOODLAND BANCORP, INC. INTO BOATMEN'S OKLAHOMA,
     INC.

Gentlemen:

     You have requested our opinion as to the federal income tax consequences of (i) the proposed merger (the "Holding Company Merger") of Woodland Bancorp, Inc. ("Woodland") into Boatmen's Oklahoma, Inc. ("AcquisitionCo") pursuant to the Agreement and Plan of Merger, dated November 6, 1993 ("Holding Company Merger Agreement"), by and among Boatmen's Bancshares, Inc. ("Boatmen's"), Woodland and AcquisitionCo and (ii) the proposed merger ("Subsidiary Merger") of Woodland Bank ("Bank") into Boatmen's First National Bank of Oklahoma ("Subsidiary") pursuant to the Agreement and Plan of Merger, dated December 16, 1993 ("Subsidiary Merger Agreement") between Bank and Subsidiary.

     In issuing this opinion letter, we have relied upon (1) the factual representations made by Boatmen's, Woodland, AcquisitionCo, Bank and Subsidiary in written statements each dated January 2, 1994, ___________, January 2, 1994, _________ and January 3, 1994,
respectively (the "Representations"), (2) the Holding Company Merger Agreement, (3) the Subsidiary Merger Agreement and (4) the facts, information and documentation set forth in the Registration

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Statement on Form S-4 of Boatmen's filed with the Securities and
Exchange Commission in connection with the Merger ("Registration
Statement").

     Based on our review of the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement, and assuming that the transactions described therein are completed as described, our opinion as to federal income tax consequences of the Merger is as follows.

     1. Provided that the Merger qualifies as a statutory merger under applicable Oklahoma law, the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Pursuant to Section 354(a)(1) of the Code, no gain or loss will be recognized by Woodland shareholders who exchange all of their Woodland common stock solely for shares of Boatmen's voting common stock.

     3. Pursuant to Section 358(a)(1) of the Code, the basis of the Boatmen's voting common stock received by those Woodland shareholders receiving solely Boatmen's voting common stock (including any fractional share to which such shareholder would be entitled) will be the same, in each instance, as the basis of the Woodland common stock surrendered in exchange therefor.

     4. Pursuant to Section 1223(1) of the Code, the holding period of Boatmen's voting common stock received by the Woodland shareholders (including any fractional shares to which they may be entitled) will include, in each instance, the period during which the Woodland common stock surrendered in exchange therefor was held, provided the Woodland common stock is held as a capital asset in the hands of the Woodland shareholders on the date of the exchange.

     5. The Subsidiary Merger, if consummated, will not change the foregoing tax consequences to the shareholders of Woodland.

     This opinion letter is predicated upon our understanding of the facts set forth in the Holding Company Merger Agreement, the Subsidiary Merger Agreement, the Representations, and the Registration Statement. Any change in such facts may adversely affect our opinion. Furthermore, our opinion is based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either

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prospectively or retroactively.  We assume no obligation to update our opinion for any deletions or additions to or modification of any law applicable to the Merger. In addition, we express no opinion as to any state or local tax consequences with respect to these transactions. Each shareholder of Woodland should consult his or her own tax advisor for assurance as to the particular tax consequences to him or her of the Merger and any reporting requirements which may be applicable thereto.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              LEWIS, RICE & FINGERSH


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